Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert S. Tissue, Executive Vice President & CFO
Telephone: (304) 530-0552
Email: rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP ANNOUNCES COMPLETION OF $30.0 MILLION ISSUANCE OF SUBORDINATED DEBT

MOOREFIELD, WV – September 23, 2020 (GLOBE NEWSWIRE) – Summit Financial Group, Inc. (“Company” or “Summit”) (NASDAQ: SMMF) today announced the completion of a private placement of $30 million of its 5.00% Fixed to Floating Rate Subordinated Notes due 2030 (the "Notes") to certain qualified institutional buyers and accredited investors.

The Notes will initially bear interest at a fixed annual rate of 5.00% for the first five years and will reset quarterly thereafter to the then current three-month SOFR rate plus 487 basis points. Beginning on September 30, 2025 through maturity, the Notes may be redeemed, at the Company’s option, on any scheduled interest payment date. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for the Company.

Summit intends to use the net proceeds from the offering for general corporate purposes, which may include organic growth and strategic initiatives, such as acquisitions.
D.A. Davidson & Co. served as the sole placement agent for the offering. Hunton Andrews Kurth LLP served as legal counsel to the Company and Bowles Rice, LLP served as legal counsel to the placement agents.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there by any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Summit

Summit Financial Group, Inc. is a $2.86 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle, Southern and North Central regions of West Virginia and the Northern, Shenandoah Valley and Southwestern regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates 41 banking locations.